Exhibit 99.2

CONTACT: Edie DeVine WeissComm Partners (415) 946-1081	FOR IMMEDIATE RELEASE
Ardea Biosciences Reports Positive Phase 2a Results for Lead HIV Candidate,
RDEA806, Demonstrating up to 2.0 Log Reduction in Plasma Viral Load
– Company on Track to Initiate Phase 2b in Second Quarter of 2008 —
— Conference Call Tomorrow at 8:00 a.m. Eastern Time —
San Diego, Calif., March 17, 2008 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced positive preliminary results from its ongoing Phase 2a proof-of-concept study of RDEA806, its novel investigational non-nucleoside reverse transcriptase inhibitor (NNRTI), in patients with human immunodeficiency virus (HIV).
Preliminary results from the first two of three cohorts demonstrate that the oral dosing regimens tested so far produce robust reductions in plasma viral load and are well tolerated.
“These preliminary data, together with RDEA806’s unique activity against resistant HIV in vitro and extensive safety experience, indicate that RDEA806 is a highly potent antiretroviral that warrants further study for both treatment-naïve and treatment-experienced HIV patients,” said Graeme Moyle, MBBS, MD, Director of HIV Research, Chelsea and Westminster Hospital, who is conducting the Phase 2a study and assisting with the design of the Phase 2b study.
Phase 2a Clinical Trial Design & Preliminary Results
The Phase 2a, randomized, double-blind, placebo-controlled trial is evaluating the antiviral activity, pharmacokinetics, safety and tolerability of RDEA806 versus placebo in 36 HIV-positive patients who are naive to antiretroviral treatment. Nine out of 12 patients in each of three cohorts will receive RDEA806. The primary efficacy endpoint is the change from baseline in plasma viral load. Preliminary results, which include those from the first ten evaluable patients in the 400mg twice daily cohort and the first eight evaluable patients in the 600mg once daily cohort, showed the following:
•	Patients receiving 400mg twice daily had a 2.0 log placebo-adjusted mean reduction in plasma viral load.

•	Patients receiving 600 mg once daily had a 1.7 log placebo-adjusted mean reduction in plasma viral load.

•	There were no serious adverse events reported in either cohort.

•	There were no ECG-related adverse events reported in either cohort.

•	There were no discontinuations in either cohort.
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Ardea Biosciences Reports Positive Phase 2a Results for Lead HIV Candidate, RDEA806, Demonstrating up to 2.0 Log Reduction in Plasma Viral Load	Page 2
•	None of the typical side effects associated with other NNRTIs were reported in either cohort, such as drug-related rash or abnormal dreams.

•	The percentage of patients with adverse events that were possibly drug-related was lower in patients receiving drug than in those receiving placebo.
A recently conducted single-dose human bioavailability study of a new enteric-coated tablet formulation of RDEA806 demonstrated increased trough plasma concentrations after 24 hours and greater flexibility in dosing, with the potential for dosing with or without meals. The 80% drug loading in these tablets also improves our ability to co-formulate RDEA806 with other antivirals. The Company plans to evaluate this improved formulation at a dose of 800 mg once daily in a third cohort of its Phase 2a study and advance this formulation into its planned Phase 2b study.
“The viral load reductions observed with RDEA806 are among the largest observed in short-term monotherapy studies of an HIV antiviral, including those of other marketed or investigational NNRTIs and raltegravir (ISENTRESS™; Merck),” said Barry D. Quart, PharmD, Ardea’s President and CEO. “Based on these positive results, together with the recent successful completion of our new formulation and three-month toxicology studies, we plan to initiate a multi-national Phase 2b study comparing RDEA806 to efavirenz (SUSTIVA®; Bristol-Myers Squibb) in first-line patients in the second quarter of this year.”
About RDEA806
RDEA806 is a novel non-nucleoside reverse transcriptase inhibitor (NNRTI) for the potential treatment of HIV infection. Based on preclinical and clinical studies to-date, Ardea believes that RDEA806 may have important competitive advantages. These include the potential for potent antiviral activity against a wide range of HIV viral isolates, including those that are resistant to efavirenz (SUSTIVA®) and other currently available NNRTIs; a high genetic barrier to resistance; the potential to be administered in a patient-friendly, oral dosing regimen; limited pharmacokinetic interactions with other drugs; and the ability to be co-formulated with other HIV antiviral drugs.
Conference Call Details
To participate in tomorrow’s live call by telephone, please dial 877-440-5786 from the U.S. or +1-719-325-4862 for international callers. In addition, the live conference call is being webcast and can be accessed on the “News & Events” page of the Company’s website at www.ardeabio.com. A replay will also be available on Ardea’s website and by telephone for 14 days following the live presentation. In the U.S., please dial 888-203-1112 or +1-719-457-0820 for international callers and, when prompted, enter passcode 8779421.
About Ardea Biosciences, Inc.
Ardea Biosciences, of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of HIV, cancer and inflammatory diseases, including gout. The Company has two product candidates in clinical development and several others in preclinical development.
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Ardea Biosciences Reports Positive Phase 2a Results for Lead HIV Candidate, RDEA806, Demonstrating up to 2.0 Log Reduction in Plasma Viral Load	Page 3
Ardea’s most advanced clinical development candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which is in a Phase 2a study for the treatment of HIV. In addition, the Company is investigating RDEA806 for the treatment of gout. The Company’s lead mitogen-activated ERK kinase (MEK) inhibitor, RDEA119, is in a Phase 1 study in advanced cancer patients and is being investigated for the treatment of inflammatory diseases. Ardea also is developing a next-generation NNRTI for HIV and a next-generation MEK inhibitor for both cancer and inflammatory diseases.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Ardea’s goals, including the expected properties and benefits of RDEA806 and RDEA119 and its other compounds and the results of clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include: risks related to the outcomes of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, and costs associated with internal development and in-licensing activities. These and other risks and uncertainties are described more fully in Ardea’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Ardea undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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